Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-200324 and 333-199865) and Form S-8 (333-191485) of Ring Energy, Inc. of our report dated June 12, 2015, relating to the combined statements of oil and natural gas sales and direct operating costs of the oil and natural gas properties for the Ford West Field and the Ford Geraldine Unit acquired from Finley Resources, Inc. by Ring Energy, Inc. for the years ended December 31, 2014 and 2013, which appears in this Form 8-K/A.

/s/ Eide Bailly LLP

Eide Bailly LLP

Salt Lake City, Utah

June 12, 2015